    Exhibit 10.28
Execution Version

AMENDMENT NO. 1 TO THE
2020 EQUITY APPRECIATION FEE RIGHT AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) to the 2020 Equity Appreciation Fee Right Agreement (the “2020 Agreement”), dated as of September 28, 2020, by and between Cure TopCo, LLC, a Delaware limited liability company (the “Company”), and Collaborative Care Holdings, LLC, a Delaware limited liability company (“CCH”; and together with the Company, the “Parties”), is being entered into by the Parties effective as of this 31st day of December, 2021 (the “Effective Date”), in accordance with Section 19 of the 2020 Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the 2020 Agreement.
WHEREAS, concurrently with the execution and delivery of this Amendment by the Parties, and as a condition to the willingness of the Parties to enter into this Amendment, the Parties (or their respective applicable Affiliates) are amending and/or modifying that certain Statement of Work No. 07 to the CCA (as amended, restated or modified from time to time) to, among other things, extend the terms thereof through June 30, 2026 and establish certain volume commitments through June 30, 2026;
WHEREAS, in connection with the initial public offering of Signify Health, Inc. (“Signify Health”), (i) on April 30, 2021 the Company delivered an Adjustment Notice pursuant to Section 8(b) of the 2020 Agreement notifying CCH of a proposed adjustment to the Base Threshold in respect of the 2020 Agreement to increase the Base Threshold by an amount equal to $609,684,00.00 (“Base Threshold Adjustment”) and (ii) on May 14, 2021 CCH disputed such Adjustment Notice (the “Base Threshold Dispute);
WHEREAS, the Parties wish to resolve the Base Threshold Dispute as a part of this Amendment by implementing the Base Threshold Adjustment; and
WHEREAS, by executing this Amendment, the Company, CCH, NMP V and Signify have each consented to this Amendment in accordance with Section 19 of the 2020 Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt of which the Parties hereby acknowledge, the Parties hereby amend the 2020 Agreement as follows:
1.     Floor Value. For the avoidance of doubt, the Parties agree and acknowledge that neither a Change in Control nor a Corporate Transaction has occurred on or prior to the date hereof and, therefore, all references to “Floor Value” in the 2020 Agreement, including the proviso contained in Section 1(a) (Grant and Value of Equity Appreciation Fee Rights) and the associated definitions in Section 2 that are inapplicable without reference to the “Floor Value” (Definitions), are no longer applicable.
2.     Liquidity Rights.
(a)Section 5 (Exercise of the EAR) of the 2020 Agreement is hereby deleted and replaced in its entirety as follows:
“Exercise of the EAR. Any unexercised, vested and non-forfeited portion of the EAR shall be exercised automatically upon the occurrence of a Change in Control or Corporate Transaction. Notwithstanding the foregoing, (i) the Company Board (subject to receipt of the written consent of NMP V) may in its sole discretion permit earlier exercise of any vested and non-forfeited portion of the EAR upon the request of CCH and (ii) (x) in the event that 100% of Target III is achieved during the Target III Measurement Period, (y) neither CCH nor any of its applicable Affiliates has terminated the CCA or SOW No. 7 either for convenience or in connection with a Change in Control of Vendor (as defined in Section 13.4 of the CCA) (any such termination, a “Termination Event”) prior to the applicable NMP Selldown Event (as defined below) and (z) the NMP Entities have received the full amount of the NMP Preference Amount from the sale or
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transfer of equity securities of Signify Health, if any NMP Entity sells or otherwise transfers all or any portion of the equity securities of Signify Health held by such NMP Entity to a Third Party (after receiving the NMP Preference Amount in full), including, for the avoidance of doubt, through public sale(s) on the open market (any such sale or transfer, “NMP Selldown Event”), CCH shall have the right to exercise that portion of the unexercised, vested and non-forfeited portion of the EAR equal to the NMP Selldown Percentage (i.e., if the NMP Selldown Percentage is equal to ten percent (10%), CCH shall have the right to exercise ten percent (10%) of the then-unexercised, vested and non-forfeited portion of the EAR). For the avoidance of doubt, if a Termination Event occurs prior to any NMP Selldown Event, CCH’s right to exercise a portion of the EAR pursuant to the immediately preceding clause (ii) in connection with such NMP Selldown Event shall automatically be forfeited with no further obligation on the Company in respect thereof; provided, that any portion of the EAR previously exercised in connection with any NMP Selldown Event(s) that occurred prior to the Termination Event shall not be affected by this forfeiture. Notwithstanding anything to the contrary contained herein, if a NMP Selldown Event (i) results in the NMP Entities receiving aggregate proceeds in excess of the NMP Preference Amount (when taken together with proceeds of any other NMP Selldown Events), or (ii) occurs after the date on which the NMP Entities have received the full amount of the NMP Preference Amount but prior to the date on which 100% of Target III is achieved, then CCH shall have the right to exercise a portion of the unexercised, vested and non-forfeited portion of the EAR proportionate to the NMP Selldown Percentage but only following the date upon which 100% of Target III is achieved. For the avoidance of doubt, if a Change in Control or Corporate Transaction occurs and the Fair Market Value of the Equity on the Exercise Date is less than the Base Threshold, the remaining portion of the EAR shall automatically be cancelled without any payment being made or owed in respect thereof pursuant to the terms of this Agreement.”
(b)Section 6(a) (Payment; Appraisal) of the 2020 Agreement is hereby deleted and replaced in its entirety as follows:
“Upon exercise of any unexercised, vested and non-forfeited portion of the EAR by reason of a Change in Control or Corporate Transaction, CCH shall be paid the amount of the remaining unexercised, vested and non-forfeited portion of the EAR Value that has been exercised pursuant to Section 5 hereof (which, for the avoidance of doubt, shall be reduced to take into account any portion of the EAR previously exercised, including, among other things, in connection with any prior NMP Selldown Event(s)) in Applicable Consideration at (i) in the case of a Third Party transaction, the same time as corresponding amounts are actually paid in the Third Party transaction that results in such Change in Control or Corporate Transaction or (ii) in any other case, within thirty (30) days following any Change in Control or Corporate Transaction; provided, that any such Change in Control or Corporate Transaction occurs on or before the Expiration Date. Sales of Shares pursuant to a public offering, sales pursuant to Rule 144 under the Securities Act, or sales otherwise made on the open market shall not constitute Third Party transactions for purposes of this Section 6. Upon exercise of any unexercised, vested and non-forfeited portion of the EAR by reason of a NMP Selldown Event, CCH shall be paid an amount equal to the Selldown Trigger Payment Amount in Applicable Consideration, within thirty (30) days following the consummation of any NMP Selldown Event; provided, that (i) the aggregate amount of any cash payments shall not exceed Twenty-Five Million Dollars ($25,000,000) in any calendar quarter (with any payments limited by this clause (i) being paid in the immediately following quarter or quarters, as applicable, provided, that, for the avoidance of doubt, such payments will be distributed across the applicable quarter(s) to ensure that the aggregate payments made during any individual calendar quarter does not exceed Twenty-Five Million

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Dollars ($25,000,000)) and (ii) in no event shall any payment be made in respect of an NMP Selldown Event unless and until 100% of Target III is achieved during the Target III Measurement Period. Signify Health shall register any Class A Shares issued as Applicable Consideration hereunder on Form S-1 or S-3 under the Securities Act, as applicable, as promptly as commercially practicable following the date of issuance.”
(c)The definition of “Applicable Consideration” in Section 6(c) (Payment; Appraisal) of the 2020 Agreement is hereby deleted and replaced in its entirety as follows:
“‘Applicable Consideration’ shall mean (i) cash in the event of a Change in Control or Corporate Transaction involving payment of consideration consisting solely of cash, (ii) in the event of a Change in Control or Corporate Transaction involving payment of consideration consisting of or including noncash consideration, at the election of the Company Board (subject to receipt of the written consent of NMP V), either (A) cash or (B) cash, if applicable, and a promissory note in the same proportion(s) (subject to rounding) to the proportion(s) of cash and the fair market value of the non-cash consideration paid in such Change in Control or Corporate Transaction (it being understood that, in connection with receipt of any consideration in the form of a promissory note, such promissory note shall be payable in annual installments over three years commencing on the first anniversary of the Exercise Date, with interest accruing at 6.0% per year, and the Company shall be permitted, in its sole discretion, to prepay such promissory note at any time and without penalty (“Promissory Note”)) or (iii) in the event of a NMP Selldown Event, at the Company’s option, either cash or Class A Shares. Debt securities included as consideration in any Third Party transaction shall be deemed to have a value equal to the principal amount thereof. Equity securities included as consideration in any Third Party transaction or by Signify Health hereunder shall be valued as follows: (i) if such securities are listed or traded in a manner referred to in the definition of “Closing Price,” the volume-weighted average trading price of the applicable security over a period of thirty (30) calendar days immediately preceding the Exercise Date or (ii) if such securities are not so listed or traded on the Exercise Date, a value determined in accordance with Section 6 (provided that references to the Fair Market Value of the Equity shall instead be deemed to refer to the fair market value of such securities).”
(d)The following definitions are hereby included in Section 2 (Definitions) of the 2020 Agreement:
“‘Class A Shares” shall mean shares of Class A Common Stock of Signify Health.
“‘EAR Value’ shall mean 4.5% of the excess of (i) the Fair Market Value of the Equity as of the date of determination over (ii) the Base Threshold.”
“‘NMP Preference Amount’ shall mean an aggregate amount equal to Seven Hundred Ten Million Dollars ($710,000,000).”
“‘NMP Selldown Percentage’ shall mean, with respect to any NMP Selldown Event, the fraction, expressed as a percentage, determined by dividing (i) the number of equity securities of Signify Health to be sold or transferred by the NMP Entities after receiving the full amount of the NMP Preference Amount, by (ii) the total number of equity securities of Signify Health held by the NMP Entities immediately after the NMP Entities have received the full NMP Preference Amount (which fraction, for the avoidance of doubt, shall be determined by taking into account any Units of the Company then held by the

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NMP Entities on an as-converted basis as if such Units were converted into equity securities of Signify Health on a one-for-one basis). For the avoidance of doubt, the NMP Selldown Percentage shall equal zero until such time as the value of the equity securities sold or transferred, or being sold or transferred (when taken together with the proceeds of any other NMP Selldown Events), by the NMP Entities exceeds the NMP Preference Amount.
For the avoidance of doubt and for clarification purposes only, the following is an illustrative calculation of NMP Selldown Percentage:
i.If the NMP Entities initially acquired 100 million shares of Signify Health common stock for $100 million (i.e., at a price of $1 per share) and subsequently sold 60 million shares for $120 million (i.e., at a price of $2 per share), the NMP Entities would have fully recovered the NMP Preference Amount from the proceeds received in respect of 50 million of the 60 million shares sold. As a result, the NMP Selldown Percentage would be 20% (following the recovery of the NMP Preference Amount, the NMP Entities sold an additional 10 million shares of common stock out of the 50 million remaining shares).
ii.If the NMP Entities were to subsequently sell the remaining 40 million shares of common stock, the NMP Selldown Percentage would be 80% (i.e., 40 million shares sold out of the 50 remaining million shares of common stock held by the NMP Entities after recovering the NMP Preference Amount).”
“‘Selldown Trigger Payment Amount’ shall mean, with respect to any NMP Selldown Event, the amount equal to the product of (i) the remaining unexercised, vested and non-forfeited portion of the EAR Value outstanding as of such NMP Selldown Event (which, for the avoidance of doubt, shall be reduced to take into account any portion of the EAR previously exercised, including, among other things, in connection with any prior NMP Selldown Event(s)), multiplied by (ii) the NMP Selldown Percentage.
For the avoidance of doubt and clarification purposes only, the following is an illustrative calculation of Selldown Trigger Payment Amount:
i.Assume the following:
a.the Base Threshold is $150 million;
b.the Fair Market Value of the Equity is $200 million;
c.one third (1/3) portion of the EAR value has been forfeited as of the NMP Selldown Event (i.e., the remaining unexercised, vested and non-forfeited portion of the EAR value is 66.7%); and
d.the NMP Selldown Percentage is 20%.
ii.The Selldown Trigger Payment Amount would equal $300,150.00, determined as follows (i) 66.7%, multiplied by, 4.5% multiplied by $50 million (i.e., $200 million minus $150 million), multiplied by (ii) 20%.”
“‘Signify Health” shall mean Signify Health, Inc., a Delaware corporation.
(e)The first two sentences of Section 3 (Term of EAR) of the 2020 Agreement are hereby deleted and replaced in their entirety as follows:

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“If the vested EAR has not been forfeited in its entirety pursuant to Section 4 and has not been exercised in connection with a Change in Control or Corporate Transaction pursuant to Section 5 by the Exchange Date, then the unexercised and non-forfeited portion of the vested EAR (which, for the avoidance of doubt, shall be reduced to take into account any portion previously exercised, including, among other things, in connection with any prior NMP Selldown Event(s)) shall automatically convert into the Cash Obligation on the Exchange Date pursuant to the applicable formula set forth in Section 1. For the avoidance of doubt, if no Change in Control or Corporate Transaction has occurred at or before the Expiration Date, and the unexercised, vested and non-forfeited portion of the EAR has not otherwise been exercised in connection with a Change in Control or Corporate Transaction pursuant to Section 5 at or before the Expiration Date, the EAR or Cash Obligation, as applicable, shall automatically be cancelled and no payment shall be made in respect thereof.”
(f)The definitions of “Cash Obligation”, “Exchange Date”, “Exercise Date” and “SOW No. 07” in Section 2 (Definitions) of the 2020 Agreement are hereby deleted and replaced in their entirety as follows:
“Cash Obligation” shall mean the one-time right to receive an amount in cash equal to the unexercised and non-forfeited portion of the vested EAR Value outstanding as of the Exchange Date calculated pursuant to the applicable formula set forth in Section 1 as of such Exchange Date, payable when the unexercised, vested and non-forfeited portion of the EAR is either (1) converted pursuant to Section 3 or (2) exercised in connection with a Change in Control or Corporate Transaction pursuant to Section 5 within the timeframe and in the manner set forth in Section 6 so long as such exercise occurs on or before the Expiration Date.”
“Exchange Date” shall mean, if the remaining portion of the unexercised, vested and non-forfeited EAR is not already exercised in connection with a Change in Control or Corporate Transaction pursuant to Section 5 and the Expiration Date has not occurred, 5:00 p.m., New York City time, on the first to occur of (a) at the election of CCH in its sole discretion, the last day of the calendar quarter during which a Company Material Breach has occurred, (b) non-renewal of the CCA and (c) if (a) or (b) is not applicable, a date specified in a notice delivered by CCH to the Company pursuant to Section 13; provided, in the case of this clause (c), that such date (i) is on or after December 31, 2022 and before the Expiration Date, (ii) is at least ten (10) Business Days following the date of such notice and (iii) is the last date of a calendar quarter.”
“Exercise Date” shall mean, as applicable, (a) a Corporate Transaction or a Change in Control, (b) a date upon the request of CCH agreed to by the Company Board (subject to the consent of NMP V) in its sole discretion in accordance with Section 5 or (c) a date upon request of CCH in connection with or following a NMP Selldown Event in accordance with Section 5.
“‘SOW No. 7’ shall mean that certain Statement of Work No. 07 to the CCA (as amended, restated or modified from time to time, including, for the avoidance of doubt, Amendment No. 4 thereto).”
(g)Each reference to “any vested and non-forfeited portion” in any section of the 2020 Agreement is hereby deleted and replaced with “any unexercised, vested and non-forfeited portion”.
3.     Base Threshold. By executing this Amendment, the Parties hereby agree that (i) the Base Threshold Dispute is hereby fully resolved with no further action necessary and (ii) the Base Threshold is hereby increased in an amount equal to $609,684,000.00.

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4. Satisfaction of Target II of the 2020 Agreement. Notwithstanding anything to the contrary contained in the 2020 Agreement or otherwise, the Parties irrevocably agree and acknowledge that 100% of Target II as set forth in 2020 Agreement has been satisfied and no forfeiture of any portion of the EAR (as defined in the 2020 Agreement) shall occur based on any purported or actual failure of Target II to be satisfied.
5. Miscellaneous.
(a)This Amendment, together with the 2020 Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between the Parties with respect to the subject matter hereof. In the event of an inconsistency or conflict between the terms of this Amendment and the 2020 Agreement, the terms of this Amendment shall control.
(b)Except as expressly amended pursuant to this Amendment, all terms and conditions of the 2020 Agreement shall apply, control and continue in full force and effect as originally constituted and are ratified and affirmed by and/or on behalf of each of the Parties.
(c)The terms and conditions of Sections 13, 15, 16, 17, 19, 20, 21, 22, 23, 25 and 26 of the 2020 Agreement are hereby incorporated by reference and made a part hereof, mutatis mutandis.
(d)This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission (including, but not limited to, DocuSign), each of which shall be deemed an original.
[Remainder intentionally left blank]

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Each of the undersigning, intending to be legally bound hereby, have duly executed and consented to this Agreement effective as of the Effective Date.

THE COMPANY:	CURE TOPCO, LLC
By: _____________________ Name: Steve Senneff Title: Chief Financial Officer

CCH:	COLLABORATIVE CARE HOLDINGS, LLC
By: _____________________ Name: Title:

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Accepted and agreed by:
SIGNIFY HEALTH, INC.

By: _____________________ Name: Steve Senneff Title: President and Chief Financial and Administrative Officer

NEW MOUNTAIN PARTNERS V, L.P. By: New Mountain Investments V, L.L.C., its General Partner
By: _____________________ Name: Adam Weinstein Title: Authorized Signatory

[Amendment No. 1 to the 2020 Signify EAR]
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